Exhibit 99.1

EL PASO PIPELINE PARTNERS REPORTS QUARTERLY
DISTRIBUTION OF $0.65 PER UNIT
Distribution Up 5 Percent Versus First Quarter 2013

HOUSTON, April 16, 2014 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today announced its quarterly cash distribution per common unit of $0.65 ($2.60 annualized) payable on May 15, 2014, to unitholders of record as of April 30, 2014. This represents a 5 percent increase over the first quarter 2013 cash distribution per unit of $0.62 ($2.48 annualized) and is the same as the fourth quarter 2013 distribution.
Chairman and CEO Richard D. Kinder said, “EPB had a solid first quarter with total asset earnings before DD&A of $319 million, which is slightly higher than the $317 million generated for the same period last year. Results were driven by contributions from the Elba Express Company (EEC) expansion project, which was placed in service in April 2013, along with strong performance at Colorado Interstate Gas Company (CIG).” First quarter earnings were impacted by the previously announced rate case settlements that resulted in lower rates on the Southern Natural Gas (SNG) and Wyoming Interstate Company (WIC) pipelines.
“For 2014, we anticipate continued consistent earnings from EPB’s stable, natural gas pipeline, storage and LNG assets,” Kinder said. “We also expect to complete the previously announced dropdowns of certain assets from Kinder Morgan, Inc. (noted in the Outlook section), and we are progressing on our Elba Liquefaction project and expansions of SNG and EEC (see Other News). Looking ahead, EPB has more than $1.5 billion of expansion projects under contract with customers, which will benefit EPB unitholders in 2016 and beyond.”
EPB reported first quarter distributable cash flow of $163 million compared to $169 million for the same period in 2013. Distributable cash flow per unit was $0.75 compared to $0.78 for the first quarter last year, and first quarter net income was $173 million compared to $174 million for the same period in 2013.

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EPB - 1Q Earnings	Page 2
2014 Outlook
As previously announced, EPB expects to declare cash distributions of $2.60 per unit for 2014, a 2 percent increase over the $2.55 per unit it distributed for 2013. EPB’s 2014 budget includes the expected purchase (dropdown) of a 50 percent interest in Ruby Pipeline, a 50 percent interest in Gulf LNG and a 47.5 percent interest in Young Gas Storage from KMI. The positive impact from the expected dropdowns at attractive multiples will be largely offset by the full year impacts of the SNG and WIC rate case settlements and expected lower rates on contract renewals on the WIC system.
In 2014, EPB expects its regulated pipeline and storage assets, along with its LNG business, to generate earnings before DD&A of almost $1.3 billion (adding back EPB’s share of joint venture DD&A), an increase of approximately $90 million compared to 2013.
Other News

•
On March 10, subsidiaries of EPB and Shell filed an application with the Federal Energy Regulatory Commission (FERC) requesting authority to construct and operate new natural gas liquefaction and export facilities at EPB’s Southern LNG Company’s (SLNG) existing liquefied natural gas terminal located on Elba Island, near Savannah, Ga. Additionally, SLNG requested FERC authority to abandon LNG truck loading facilities at the terminal. At full development of both previously announced phases, the Elba Liquefaction Project is expected to have total capacity of approximately 350 million cubic feet per day of natural gas (2.5 million tonnes per year of LNG). EPB’s investment in the Elba Liquefaction Project (including EPB’s portion of capital required under the joint venture as well as capital required to modify its existing SLNG facilities) is approximately $1.2 billion. Subject to regulatory approvals, Phase I of the project is anticipated to be in service in late 2016 or early 2017, and Phase II of the project is expected to be in service in 2017-2018. The project is moving forward under Free Trade Agreement (FTA) country export authority and is now sixth in the Department of Energy queue to receive non-FTA export authority.

•
Separately, SNG and EEC will invest more than $275 million for incremental, long-term natural gas transportation service following open seasons that generated binding customer contracts with incremental capacity of approximately 800,000 dekatherms per day (Dth/d), an increase of more than 85,000 Dth/d over previously announced capacity. The expansion will support infrastructure growth in the southeastern United States and the needs of customers in Georgia, South Carolina and northern Florida. EEC customers have also expressed interest in incremental capacity of approximately 300,000 Dth/d to the project, which would bring the total capacity of the expansions to approximately 1.1 billion cubic feet per day. EEC would begin phasing in service as early as June 2016 pending regulatory approvals.

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EPB - 1Q Earnings	Page 3

◦
In support of the SNG/EEC expansion, an application was filed in March with the FERC for a certificate of public convenience and necessity, requesting authorization to add north-to-south transportation capacity to the existing EEC Pipeline in three phases. A significant component of the proposed project will enable EEC to provide domestically produced natural gas on a firm basis to support the proposed addition of liquefaction and export facilities at Elba Island.

•
On March 1, the CIG High Plains expansion project was placed into full service. The approximately $20.5 million project (EPB’s share is approximately $10 million) is part of the WYCO joint venture between CIG and Xcel Energy and provides additional takeaway capacity from the Denver-Julesburg Basin to CIG’s High Plains pipeline system. The project is supported by long-term contracts with shippers who signed for an initial 250,000 Dth/d of capacity.

Financings

•	In the first quarter, EPB raised approximately $35 million under its at-the-market program.
El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates approximately 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of nearly 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s first quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and

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by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO and beginning January 1, 2013 Elba Liquefaction, plus other income and expenses, net (which primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly

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comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Melissa Ruiz	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
melissa_ruiz@kindermorgan.com	www.kindermorgan.com

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Revenues	$382	$386
Costs, expenses and other
Operations and maintenance	45	51
Depreciation and amortization	53	48
General and administrative	20	20
Taxes, other than income taxes	22	21
	140	140
Operating income	242	246
Other income (expense)
Earnings from equity investments	3	3
Interest expense, net	(73)	(75)
Other, net	1	—
Net income attributable to EPB	$173	$174

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$173	$174
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(52)	(45)
Limited Partners' interest in net income	$118	$126

Limited Partners' net income per unit
Net income	$0.54	$0.58
Weighted average units outstanding	218	216

Per unit cash distribution declared for the period	$0.65	$0.62

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended March 31,
	2014	2013
Earnings before DD&A and certain items	$319	$317
DD&A	53	48
Earnings contribution	266	269
General and administrative expense	(20)	(20)
Interest expense, net	(73)	(75)
Net income before certain items	173	174
Certain items	—	—
Sub-total certain items	—	—
Net Income	$173	$174
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(52)	(45)
Limited Partners' net income	$118	$126

Net income attributable to EPB before certain items	$173	$174
Less: General Partner's 2% interest allocation	(3)	(3)
Less: General Partner's incentive distribution	(52)	(45)
Limited Partners' net income before certain items	118	126
Depreciation and amortization (1)	53	48
Sustaining capital expenditures (2)	(6)	(5)
Other (3)	(2)	—
DCF before certain items - Limited Partners	$163	$169

Net income / unit before certain items	$0.54	$0.58
DCF / unit before certain items	$0.75	$0.78
Weighted average units outstanding	218	216

Notes ($ millions):
(1) Includes EPB's share of Bear Creek and WYCO DD&A (approximately $0.2 for each of the periods presented).
(2) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures:
Approximately $0.9 and $1 for the three months ended March 31, 2014 and 2013, respectively.
(3) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.

Transport Volumes (BBtu/d)	8,064	7,884

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheets
(Unaudited)
(in millions)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$81	$78
Other current assets	216	226
Property, plant and equipment, net	5,854	5,879
Investments	91	87
Regulatory assets and other assets	224	225
TOTAL ASSETS	$6,466	$6,495

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$41	$77
Other current liabilities	232	200
Long-term debt	4,144	4,171
Other	100	108
Total liabilities	4,517	4,556

Partners' capital
Accumulated other comprehensive income	10	10
Other partners' capital	1,939	1,929
Total partners' capital	1,949	1,939
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,466	$6,495

Total Debt, net of cash and cash equivalents (1)	$4,112	$4,178
EBITDA (2) (3)	$1,115	$1,113
Debt to EBITDA	3.7	3.8

	Twelve Months Ended
	March 31, 2014	December 31, 2013
Net Income	$609	$610
Certain items	5	5
Depreciation and amortization (3)	203	198
Interest expense, net	298	300
EBITDA	$1,115	$1,113

Notes ($ millions):
(1) Amounts reflect the gross debt balance before unamortized discount of $8 for each of the periods presented.
(2) Amounts represent the last twelve months and are before certain items.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was approximately $0.7 for each of the twelve months ended March 31, 2014 and December 31, 2013.